Exhibit 99.3

SAB BIOTHERAPEUTICS MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with the section titled “Selected Consolidated Financial Data” and our consolidated financial statements and the related notes thereto included in the proxy statement/prospectus filed with the SEC on September 24, 2021. Some of the information contained in this discussion and analysis or set forth in the proxy statement/prospectus filed with the SEC on September 24, 2021 contain forward-looking statements that involve risks, uncertainties and assumptions. As a result of many factors, including those factors set forth in the section titled “Risk Factors,” our actual results could differ materially from those discussed in or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the section titled “Risk Factors.” Please also see the section titled “Special Note Regarding Forward Looking Statements.”

Overview

SAB Biotherapeutics is a clinical-stage biopharmaceutical company advancing a new class of immunotherapies based on its human polyclonal and monoclonal antibodies. SAB has applied advanced genetic engineering and antibody science to develop transchromosomic (Tc) bovine™ herds that produce fully human antibodies targeted to specific diseases, including infectious diseases such as COVID-19 and influenza, immune system disorders including type 1 diabetes and organ transplantation, and cancer. SAB Biotherapeutics’ versatile and scalable DiversitAb™ platform is applicable to a wide range of human diseases, capable of producing specifically targeted, high-potency immunotherapies. The platform has been expanded and validated through funding awarded from U.S. government emerging disease and medical countermeasures programs, the most recent of which totals up to approximately $203.6 million. SAB Biotherapeutics is advancing clinical programs in two indications, and preclinical development in three indications. In addition, SAB Biotherapeutics is executing on two research collaborations with global pharmaceutical companies, including CSL Behring and an undisclosed collaboration.

SAB generated total revenue of $55.2 million and $3.4 million for the years ended December 31, 2020 and 2019, respectively (1,504.9 % growth), and total revenue of $49.8 million and $29.5 million for the nine months ended September 30, 2021 and 2020, respectively (69% growth). Our revenue to date has been primarily derived from government grants, including for the development of a COVID-19 therapeutic. Approximately $101.0 million in funding remains for our current government grants, with an additional $1.7 million remaining for our current government grants pending approval of extensions on the funding for two of the grants.

We plan to focus a substantial portion of our resources on continued research and development efforts towards deepening our technology and expertise with our platform and as well as indications in infectious disease, autoimmune, and oncology indications. As a result, we expect to continue to make significant investments in these areas for the foreseeable future. We incurred research and development expenses of $27.9 million and $8.0 million for the years ended December 31, 2020 and 2019, respectively, and research and development expenses of $46.5 million and $12.6 million for the nine months ended September 30, 2021 and 2020, respectively. We incurred general and administrative expenses of $6.8 million and $4.1 million for the years ended December 31, 2020 and 2019, respectively, and general and administrative expenses of $9.3 million and $4.9 million for the nine months ended September 30, 2021 and 2020, respectively. We have also experienced significant growth in our workforce in recent periods, increasing from 39 employees as of December 31, 2019, to 86 employees as of December 31, 2020 and 143 employees as of September 30, 2021. We expect to continue to incur significant expenses, and we expect such expenses to increase substantially in connection with our ongoing activities, including as we:

●	invest in research and development activities to optimize and expand our DiversitAb™ platform;

●	develop new and advance preclinical and clinical progress of pipeline programs;

●	market to and secure partners to commercialize our products;

●	expand and enhance operations to deliver products, including investments in manufacturing;

●	acquire businesses or technologies to support the growth of our business;

●	continue to establish, protect and defend our intellectual property and patent portfolio;

●	operate as a public company.

To date, we have primarily financed our operations from government agreements, including for the development of a COVID-19 therapeutic and Rapid Response Antibody Program, and the issuance and sale of preferred stock.

Our net income for the year ended December 31, 2020 was $20.1 million and our net loss for the year ended December 31, 2019 was $9.0 million. Our net loss for the nine months ended September 30, 2021 was $5.6 million and our net income for the nine months ended September 30, 2020 was $11.7 million. As of September 30, 2021, we had an accumulated deficit of $17.6 million and we had cash and cash equivalents totaling $10.8 million.

Recent Developments

In February 2021, we submitted a forgiveness application related to our Paycheck Protection Program (“PPP”) loan (the “PPP Loan”). In March 2021, the United States (“U.S.”) Small Business Administration (“SBA”) approved the forgiveness of the PPP Loan, plus accrued interest.

On October 22, 2021 (the “Closing Date”), we consummated the previously announced business combination (the “Business Combination”), pursuant to the terms of the agreement and plan of merger, dated as of June 21, 2021 and as amended on August 12, 2021 by the first amendment to the agreement and plan of merger (as may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”) with Big Cypress Acquisition Corp. (“BCYP”) and Big Cypress Merger Sub Inc. (“Merger Sub”), a wholly-owned subsidiary of BCYP.

Pursuant to the Business Combination Agreement, on the Closing Date, (i) Merger Sub merged with and into us (the “Merger”), with us as the surviving company in the Merger, and, after giving effect to such Merger, we were renamed SAB Sciences, Inc. and became a wholly-owned subsidiary of BCYP and (ii) BCYP changed its name to “SAB Biotherapeutics, Inc.” (“New SAB”).

In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the effective time of the Merger (the “Effective Time”), (i) each share of our Common Stock and our Preferred Stock outstanding as of immediately prior to the Effective Time was exchanged for shares of common stock, par value $0.0001 per share, of New SAB based on the agreed upon our equity value of $300 million (the “Equity Value”) and a conversion rate of $10.10; (ii) each outstanding vested and unvested option to purchase shares of our Common Stock was exchanged for a comparable option to purchase New SAB Common Stock, based on the Equity Value and a conversion rate of $10.10; and (iii) holders of vested options to purchase shares of our common stock received, in the aggregate, 1,507,124 restricted stock units (the “Earnout RSUs”) related to shares of New SAB Common Stock. Additionally, holders of our Common Stock and our Preferred Stock are entitled to receive their pro rata share of the shares of New SAB Common Stock that were issued into escrow at the Closing (the “Earnout Shares”) which will be released if certain conditions are met within the five-year period following the Closing (the “Earnout Period”. The total number of Earnout Shares and shares underlying the Earnout RSUs equaled 12,000,000 shares of New SAB Common Stock, in the aggregate.

No fraction of a share of New SAB Common Stock was issued at the Closing, and each person who was otherwise entitled to a fraction of a share of New SAB Common Stock (after aggregating all fractional shares of New SAB Common Stock that otherwise would be received by such holder) received the number of shares of New SAB Common Stock rounded in the aggregate to the nearest whole share of New SAB Common Stock.

Key Factors Affecting Our Results of Operations and Future Performance

We believe that our financial performance has been, and in the foreseeable future will continue to be, primarily driven by multiple factors as described below, each of which presents growth opportunities for our business. These factors also pose important challenges that we must successfully address in order to sustain our growth and improve our results of operations. Our ability to successfully address these challenges is subject to various risks and uncertainties, including those described in the section of this proxy statement/prospectus filed with the SEC on September 24, 2021 titled “Risk Factors.”

Components of Results of Operations

Revenue

Our revenue has historically been generated through grants from government and other (non-government) organizations. We currently have no commercially-approved products.

Grant revenue is recognized for the period that the research and development services occur, as qualifying expenses are incurred or conditions of the grants are met. We concluded that payments received under these grants represent conditional, nonreciprocal contributions, as described in ASC 958, Not-for-Profit Entities, and that the grants are not within the scope of ASC 606, Revenue from Contracts with Customers, as the organizations providing the grants do not meet the definition of a customer. Expenses for grants are tracked by using a project code specific to the grant, and the employees also track hours worked by using the project code.

For the years ended December 31, 2020 and 2019, and for the nine months ended September 30, 2021 and 2020, we worked on the following grants:

Government grants

The total revenue for government grants was approximately $52.8 million and $2.9 million, respectively, for the years ended December 31, 2020 and 2019.

The total revenue for government grants was approximately $49.8 million and $27.1 million, respectively, for the nine months ended September 30, 2021 and 2020.

National Institute of Health – National Institute of Allergy and Infectious Disease (“NIH-NIAID”) (Federal Award #1R44AI117976-01A1) – this grant was for $1.4 million and started in September 2019 through August 2021. For the years ended December 31, 2020 and 2019, there was approximately $228,000 and $343,000, respectively, in grant income recognized from this grant. For the nine months ended September 30, 2021 and 2020, there was approximately $457,000 and $219,000, respectively, in grant income recognized from this grant. We applied for an extension on the grant funding, which is pending approval. If approved, there is approximately $243,000 in funding remaining for this grant.

NIH-NIAID (Federal Award #1R41AI131823-02) – this grant was for approximately $1.5 million and started in April 2019 through March 2021. The grant was subsequently amended to extend the date through March 2022. For the years ended December 31, 2020 and 2019, approximately $99,000 and $97,000, respectively, in grant income was recognized from this grant. For the nine months ended September 30, 2021 and 2020, approximately $41,000 and $86,000, respectively, in grant income was recognized from this grant. Approximately $853,000 in funding remains for this grant.

NIH-NIAID through Geneva Foundation (Federal Award #1R01AI132313-01, Subaward #S-10511-01) – this grant was for approximately $2.7 million and started in August 2017 through July 2021. For the years ended December 31, 2020 and 2019, there was approximately $351,000 and $261,000, respectively, in grant income recognized from this grant. For the nine months ended September 30, 2021 and 2020, there was approximately $72,000 and $248,000, respectively, in grant income recognized from this grant. We applied for an extension on the grant funding, which is pending approval. If approved, there is approximately $1.5 million in funding remaining for this grant.

Department of Defense, Joint Program Executive Office for Chemical, Biological, Radiological and Nuclear Defense Enabling Biotechnologies (“JPEO”) through Advanced Technology International – this grant was for a potential of $25 million, awarded in stages starting in August 2019 and with potential stages running through February 2023. Additional contract modifications were added to this agreement in 2020 for work on a COVID therapeutic, bringing the agreement total to $143 million. In September 2021, an additional modification for $60.5 million was added to the agreement for advanced clinical development through licensure and commercial manufacturing, bringing the agreement total to $203.6 million. For the years ended December 31, 2020 and 2019, approximately $52.1 million and $2.2 million, respectively, in grant income was recognized from this grant. For the nine months ended September 30, 2021 and 2020, approximately $49.2 million and $26.5 million, respectively, in grant income was recognized from this grant. Approximately $100.1 million in funding remains for this grant.

Other grants (non-government)

The total revenue for other grants (non-government) was approximately $2.4 million and $500,000, respectively, for the years ended December 31, 2020 and 2019.

We recorded no revenue for other grants (non-government) for the nine months ended September 30, 2021. The total revenue for other grants (non-government) was $2.4 million for the nine months ended September 30, 2020.

CSL Behring – there were three contracts for a combined $2.4 million that were started and completed in 2020. These contracts were related to research and development for a COVID-19 therapeutic ($2 million) and two other targets ($400,000). For the year ended December 31, 2020, there was approximately $2.4 million in grant income recognized from this grant. For the nine months ended September 30, 2020, there was approximately $2.4 million in grant income recognized from this grant.

Battelle Memorial Institute – this contract was for approximately $2.0 million, starting in April 2018 through January 2019. For the year ended December 31, 2019, there was $400,000 in income recognized from this contract, and the work for this contract was completed as of December 31, 2019.

Henry Jackson Foundation – this contract was for $250,000, starting in September 2018 through May 31, 2019. For the year ended December 31, 2019, there was $51,000 in income recognized from this contract, and the work for this contract was completed as of December 31, 2019.

Operating Expenses

Research and Development Expenses.

Research and development expenses primarily consist of salaries, benefits, incentive compensation, stock-based compensation, laboratory supplies and materials for employees and contractors engaged in research and product development, licensing fees to use certain technology in our research and development projects, fees paid to consultants and various entities that perform certain research and testing on our behalf. Research and development expenses are tracked by target/project code. Indirect general and administrative costs are allocated based upon a percentage of direct costs. We expense all research and development costs in the period in which they are incurred.

Research and development activities consist of discovery research for our platform development and the various indications we are working on. We have not historically tracked our research and development expenses on a product candidate-by-product candidate basis.

For the years ended December 31, 2020 and 2019, and for the nine months ended September 30, 2021 and 2020, we had contracts with multiple contract research organizations (“CRO”) to conduct and complete clinical studies. In the case of SAB-185, the CRO has been contracted and paid by the US government. For SAB-176, PPD Development, LP, acting as CRO oversaw the Phase 1 safety study. The terms of that agreement are subject to confidentiality, and the status of the agreement is that it is current, in good standing and approximately 91% of the contract has been paid through September 30, 2021. SAB has also contracted with hVIVO Services Limited to conduct the Phase 2a influenza study on SAB-176. The terms of that agreement are subject to confidentiality, and the status of the agreement is that it is current, in good standing and approximately 90% of the contract has been paid through September 30, 2021.

We expect to continue to incur substantial research and development expenses as we conduct discovery research to enhance our platform and work on our indications. We expect to hire additional employees and continue research and development and manufacturing activities. As a result, we expect that our research and development expenses will continue to increase in future periods and vary from period to period as a percentage of revenue.

Major components within our research and development expenses are salaries and benefits (laboratory & farm), laboratory supplies, animal care, contract manufacturing, clinical trial expense, outside laboratory services, project consulting, and facility expense. Our platform allows us to work on multiple projects with the same resources, as the research and development process of each product is very similar (with minimal differences in the manufacturing process). Research and development expenses by component for the nine months ended September 30, 2021 and 2020 and for the years ended December 31, 2020 and 2019 were as follows:

	Nine Months Ended September 30,		Year Ended December 31,
	2021	2020	2020	2019
Salaries & benefits	$7,148,648	$3,377,947	$4,823,808	$2,776,526
Laboratory supplies	11,716,471	4,663,355	11,561,462	1,470,637
Animal care	3,324,915	1,060,973	1,626,791	1,334,118
Contract manufacturing	12,556,134	-	4,216,868	-
Clinical trial expense	4,826,311	429,986	871,607	-
Outside laboratory services	3,355,537	1,495,375	2,220,277	1,142,086
Project consulting	1,214,375	255,356	693,093	89,029
Facility expense	2,248,547	1,172,838	1,730,926	1,077,944
Other expenses	144,733	145,503	163,827	129,365
Total Research and development expenses	$46,535,671	$12,601,333	$27,908,659	$8,019,705

General and Administrative Expenses.

General and administrative expenses primarily consist of salaries, benefits and stock-based compensation costs for employees in our executive, accounting and finance, project management, corporate development, office administration, legal and human resources functions as well as professional services fees, such as consulting, audit, tax and legal fees, general corporate costs and allocated overhead expenses. General and administrative expenses also include rent and facilities expenses allocated based upon total direct costs. We expect that our general and administrative expenses will continue to increase in future periods, primarily due to increased headcount to support anticipated growth in the business and due to incremental costs associated with operating as a public company, including costs to comply with the rules and regulations applicable to companies listed on a securities exchange and costs related to compliance and reporting obligations pursuant to the rules and regulations of the SEC and stock exchange listing standards, public relations, insurance and professional services. We expect these expenses to vary from period to period in absolute terms and as a percentage of revenue.

Other (Income) Expense

Other Income.

Other income consists of other items such as the forgiveness of the PPP Loan, plus accrued interest.

Interest Income.

Interest income consists of interest earned on cash balances in our bank accounts.

Interest Expense.

Interest expense consists primarily of interest related to borrowings under notes payable for equipment.

Results of Operations

The results of operations presented below should be reviewed in conjunction with the consolidated financial statements and notes included in the proxy statement/prospectus filed with the SEC on September 24, 2021.

The following tables set forth our results of operations for the nine months ended September 30, 2021 and 2020:

	Nine Months Ended September 30,
	2021	2020
Revenue
Grant revenue	$49,817,825	$29,482,614
Total revenue	49,817,825	29,482,614
Operating expenses
Research and development	46,535,671	12,601,333
General and administrative	9,331,125	4,907,306
Total operating expenses	55,866,796	17,508,639
(Loss) income from operations	(6,048,971)	11,973,975

Other income	669,549	3,630
Interest expense	(228,184)	(325,789)
Interest income	14,571	21,283
Net (loss) income	$(5,593,035)	$11,673,099

Comparison of the Nine Months Ended September 30, 2021 and 2020

Revenue

	Nine Months Ended September 30,
	2021	2020	Change	% Change
Revenue	$49,817,825	$29,482,614	$20,335,211	69.0%
Total revenue	$49,817,825	$29,482,614

Revenue increased by $20.3 million, or 69.0%, for the nine months ended September 30, 2021, as compared to the nine months ended September 30, 2020, primarily due to an increase in work performed under government grants.

Research and Development

	Nine Months Ended September 30,
	2021	2020	Change	% Change
Research and development	$46,535,671	$12,601,333	$33,934,338	269.3%
Total research and development expenses	$46,535,671	$12,601,333

Research and development expenses increased by $33.9 million, or 269.3%, for the nine months ended September 30, 2021, as compared to the nine months ended September 30, 2020, primarily due to increased headcount and personnel costs in the research and development function, contract manufacturing, increased clinical work, increased consulting and increases in our production capacity and the associated expenses for materials and supplies supporting research and development activities. For the nine months ended September 30, 2021, we incurred $4.8 million in costs for activities related to clinical studies and $12.6 million in contract manufacturing.

General and Administrative

	Nine Months Ended September 30,
	2021	2020	Change	% Change
General and administrative	$9,331,125	$4,907,306	$4,423,819	90.1%
Total general and administrative expenses	$9,331,125	$4,907,306

General and administrative expenses increased by $4.4 million, or 90.1%, for the nine months ended September 30, 2021, as compared to the nine months ended September 30, 2020, primarily due to employee bonus, increased headcount and personnel costs in the general and administrative function, an increase in consulting, legal, and marketing expenses.

Other Income

	Nine Months Ended September 30,
	2021	2020	Change	% Change
Other income	$669,549	$3,630	$665,919	18,344.9%
Total other income	$669,549	$3,630

Other income increased by $0.7 million, or 18,344.9%, for the nine months ended September 30, 2021, as compared to the nine months ended September 30, 2020, primarily due to the forgiveness of the PPP Loan, plus accrued interest.

Interest Expense

	Nine Months Ended September 30,
	2021	2020	Change	% Change
Interest expense	$228,184	$325,789	$(97,605)	(30.0)%
Total interest expense	$228,184	$325,789

Interest expense decreased by $0.1 million, or 30.0%, for the nine months ended September 30, 2021, as compared to the nine months ended September 30, 2020, due to the payoff of the line of credit in June 2020.

Interest Income

	Nine Months Ended September 30,
	2021	2020	Change	% Change
Interest income	$14,571	$21,283	$(6,712)	(31.5)%
Total interest income	$14,571	$21,283

Interest income decreased by $0.1 million, or 31.5%, for the nine months ended September 30, 2021, as compared to the nine months ended September 30, 2021, primarily due to lower average cash balances and higher bank fees.

The following tables set forth our results of operations for the years ended December 31, 2020 and 2019:

	Year Ended December 31,
	2020	2019
Revenue
Grant revenue	$55,237,759	$3,441,807
Total revenue	55,237,759	3,441,807
Operating expenses
Research and development	27,908,659	8,019,705
General and administrative	6,772,303	4,095,642
Total operating expenses	34,680,962	12,115,347
Income (loss) from operations	20,556,797	(8,673,540)

Other income	3,996	2,594
Interest expense	(469,151)	(428,476)
Interest income	26,131	113,133
Net income (loss)	$20,117,773	$(8,986,289)

Comparison of the Years Ended December 31, 2020 and 2019

Revenue

	Year Ended December 31,
	2020	2019	Change	% Change
Revenue	$55,237,759	$3,441,807	$51,795,952	1,504.9%
Total revenue	$55,237,759	$3,441,807

Revenue increased by $51.8 million, or 1,504.9%, in 2020, primarily due to an increase in government grants.

Research and Development

	Year Ended December 31,
	2020	2019	Change	% Change
Research and development	$27,908,659	$8,019,705	$19,888,954	248.0%
Total research and development expenses	$27,908,659	$8,019,705

Research and development expenses increased by $19.9 million, or 248.0%, in 2020, primarily due to increased headcount in the research and development function, increased clinical work, and increases in our production capacity and the associated expenses for materials and supplies supporting research and development activities.

General and Administrative

	Year Ended December 31,
	2020	2019	Change	% Change
General and administrative	$6,772,303	$4,095,642	$2,676,661	65.4%
Total general and administrative expenses	$6,772,303	$4,095,642

General and administrative expenses increased by $2.7 million, or 65.4%, in 2020, primarily due to increased headcount in the general and administrative function.

Other (Income) Expense

Interest Expense

	Year Ended December 31,
	2020	2019	Change	% Change
Interest expense	$469,151	$428,476	$40,675	9.5%
Total interest expense	$469,151	$428,476

Interest expense increased by less than $0.1 million in 2020, or 9.5%, due to the addition of two finance leases for laboratory equipment in March 2019.

Interest Income

	Year Ended December 31,
	2020	2019	Change	% Change
Interest income	$26,131	$113,133	$(87,002)	(76.9)%
Total interest income	$26,131	$113,133

Interest income decreased by less than $0.1 million, or 76.9%, in 2020, primarily due to lower average cash balances, lower interest rates, and higher bank fees.

Liquidity and Capital Resources

As of September 30, 2021 and December 31, 2020, we had $10.8 million and $12.6 million, respectively, of cash and cash equivalents. To date, we have primarily relied on grant revenue in the form of government grants and the sale of preferred stock.

Our standard repayment terms for accounts receivable are thirty days from the invoice date. As a majority of our accounts receivable is from work performed under government grants, we have not had an uncollectible accounts receivable amount in over 5 years. As of September 30, 2021, we have received approximately $39.6 million of the $49.8 million in revenue recorded for the nine months ended September 30, 2021.

We intend to continue to invest in our business and, as a result, may incur operating losses in future periods. We expect to continue to invest in research and development efforts towards expanding our capabilities and expertise along our platform and the indications we are working on, as well as building our business development team and marketing our solutions to partners in support of the growth of the business. Based on our current business plan, we believe the net proceeds from the Merger, together with our existing cash and cash equivalents and anticipated cash flows from operations, will be sufficient to meet our working capital and capital expenditure needs over at least the next twelve months.

Our future capital requirements will depend on many factors, including, but not limited to our ability to successfully secure additional government grants and to secure contracts with new partners for the successful development and commercialization of our products. If we are unable to execute on our business plan and adequately fund operations, or if the business plan requires a level of spending in excess of cash resources, we may be required to negotiate partnerships in which we receive greater near-term payments at the expense of potential downstream revenue. Alternatively, we may need to seek additional equity or debt financing, which may not be available on terms acceptable to us or at all. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the ownership interest of our shareholders will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of our common shareholders. Debt financing and preferred equity financing, if available, may involve agreements that include covenants restricting our ability to take specific actions, such as incurring additional debt, selling or licensing our assets, making product acquisitions, making capital expenditures, or declaring dividends. If we are unable to generate sufficient revenue or raise additional capital when desired, our business, financial condition, results of operations and prospects would be adversely affected.

Sources of Liquidity

Since our inception, we have financed our operations primarily from revenue in the form of government grants and from equity financings.

Equity Financings and Option Exercises

As of September 30, 2021, we have raised approximately $48.2 million since our inception from the issuance and sale of convertible preferred shares, net of issuance costs associated with such financings, and exercises of employee stock options.

Debt

As of September 30, 2021 and December 31, 2020, we had a debt balance of $49,156 and $710,768, respectively.

Note payable, related party

On February 24, 2016, we entered into a loan agreement with Christiansen Land and Cattle, Ltd., a related party, for a $3.0 million revolving line of credit secured by a blanket security interest in our assets.

We borrowed $2.5 million from the line of credit in 2016, and $350,000 in 2017. The line of credit had a fixed rate per annum of 6% compounded annually. The initial agreement was based upon repayment following a significant capital event – closing of equity or debt financing with total proceeds to us of $15 million or more or one year from the agreement date, whichever occurred first. The agreement was amended in August 2018 to extend the repayment timeframe to August 31, 2019. The first payment to repay this loan was made on August 31, 2018 ($1.0 million payment). Additional voluntary payments were being made at the rate of $30,000 per month. In August 2019, the agreement was amended to extend the maturity date to the earlier of August 31, 2020 or the occurrence of a significant capital event. The note payable balance as of December 31, 2019 was $1,364,644, which included accrued interest of $3,580. In July 2020, the note payable was paid in full and the line of credit was terminated.

Notes payable

On November 15, 2017, we entered into a loan agreement with a bank, for the financing of an ultrasound machine for $18,997. The agreement was for a four-year term, with monthly payments of $440. The note payable had a balance as of December 31, 2019 of $9,203 and was paid off in full in September 2020.

In December 2017, we entered into two loan agreements with a financial institution. One agreement was for the purchase of a tractor for $116,661 at a 3.6% interest rate, and a second agreement for the purchase of a trailer, truck, scale, and chute for $47,721 at a 5.9% interest rate. The loan for the tractor included annual payments of $25,913 for the next five years starting in December 2018. The loan for the trailer, truck, scale, and chute included monthly payments of $920 for five years starting in January 2018 through December 2022. During 2019, the trailer, truck, scale, and chute loan was paid in full. As of September 30, 2021 and December 31, 2020, the tractor loan balance was $49,156.

On March 27, 2020, President Trump signed into law the “Coronavirus Aid, Relief and Economic Security Act (“CARES Act”). In April 2020, we entered into the PPP Loan with First Premier Bank under the PPP, which is part of the CARES Act administered by the SBA. As part of the application for these funds, we, in good faith, certified that the current economic uncertainty made the loan request necessary to support our ongoing operations. The certification further requires us to take into account our current business activity and our ability to access other sources of liquidity sufficient to support ongoing operations in a manner that is not significantly detrimental to the business. Under the PPP, we received proceeds of approximately $661,612. In accordance with the requirements of the PPP, we utilized the proceeds from the PPP Loan primarily for payroll costs. The PPP Loan has a 1.00% interest rate per annum, matures in April 2022 and is subject to the terms and conditions applicable to loans administered by the SBA under the PPP. Under the terms of PPP, all or certain amounts of the PPP Loan may be forgiven if they are used for qualifying expenses, as described in the CARES Act. We recorded the entire amount of the PPP Loan as debt. Under the terms of the PPP Loan, monthly payments of principal and interest were due to commence November 1, 2020, however, the SBA is deferring loan payments for borrowers who apply for loan forgiveness until the SBA remits the borrower’s loan forgiveness amount to the lender. No payments were made in 2020 and, as of December 31, 2020, the PPP Loan balance was $661,612. An application for forgiveness of the PPP Loan was completed in February 2021. In March 2021, the SBA approved the forgiveness of the PPP Loan, plus accrued interest. We recorded a gain on extinguishment of PPP Loan of $661,612 for the forgiveness of the PPP Loan within other income on the condensed consolidated statement of operations for the nine months ended September 30, 2021.

Please refer to the audited consolidated financial statements as of, and for the years ended December 31, 2020 and 2019, included in the proxy statement/prospectus filed with the SEC on September 24, 2021, for additional information on our debt.

Cash Flows

The following table summarizes our cash flows for the nine months ended September 30, 2021 and 2020:

	Nine Months Ended September 30,
	2021	2020
Net cash provided by operating activities	$6,865,042	$5,473,378
Net cash used in investing activities	(8,581,735)	(7,371,717)
Net cash (used in) provided by financing activities	(142,928)	9,058,476
Net (decrease) increase in cash and cash equivalents	$(1,859,621)	$7,160,137

Operating Activities

Net cash provided by operating activities increased by $1.4 million for the nine months ended September 30, 2021, as compared to the nine months ended September 30, 2020, primarily due to increased revenue from performance under our government contracts.

Investing Activities

Net cash used in investing activities increased by $1.2 million for the nine months ended September 30, 2021, as compared to the nine months ended September 30, 2020, primarily due to investments in our manufacturing capabilities and equipment.

Financing Activities

Net cash (used in) provided by financing activities changed by $9.2 million for the nine months ended September 30, 2021, as compared to the nine months ended September 30, 2020, primarily due to the series B financing round in 2020, with no financings in 2021.

The following table summarizes our cash flows for the years ended December 31, 2020 and 2019:

	2020	2019
Net cash provided by (used in) operating activities	$10,004,795	$(9,214,440)
Net cash used in investing activities	(12,722,702)	(608,748)
Net cash provided by financing activities	8,982,321	3,681,628
Net increase (decrease) in cash and cash equivalents	$6,264,414	$(6,141,560)

Operating Activities

Net cash provided by (used in) operating activities changed by $19.2 million in 2020, primarily due to increased revenue from performance under our government contracts.

Investing Activities

Net cash used in investing activities increased by $12.1 million in 2020, primarily due to investments in our manufacturing capabilities and equipment.

Financing Activities

Net cash provided by financing activities increased by $5.3 million in 2020, primarily due to the $10.0 million series B financing round in 2020, as compared to the $4.3 million raised in the series B financing round in 2019.

Contractual Obligations and Commitments

The following table summarizes our contractual obligations and commitments as of December 31, 2020:

	Payments Due by Period
	Total	Less than 1 year	1-3 years	3-5 years	Over 5 years
Notes payable (1)	$710,768	$538,731	$172,037	$-	$-
Operating lease liabilities (2)	3,559,539	1,053,891	2,037,680	467,968	-
Finance lease liabilities (2)	7,331,097	490,848	851,267	802,992	5,185,990
Total	$11,601,404	$2,083,470	$3,060,984	$1,270,960	$5,185,990

(1)	In February 2021, we submitted a forgiveness application related to the PPP Loan. In March 2021, the SBA approved the forgiveness of the PPP Loan, plus accrued interest.

(2)	We are party to certain contractual arrangements for equipment, lab space, and an animal facility, which meet the definition of leases under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 842, Leases (“ASC 842”).

We enter into contracts in the normal course of business with third parties, including CROs. These payments are not included in the table above, as the amount and timing of such payments are not known.

As of September 30, 2021, there were no material changes outside of the ordinary course of business to our commitments and contractual obligations.

Income Taxes

We had $12.7 million of federal net operating loss carryforwards as of September 30, 2021 and December 31, 2020. Our carryforwards are subject to review and possible adjustment by the appropriate taxing authorities. These carryforwards may generally be utilized in any future period but may be subject to limitations based upon changes in the ownership of our shares in a prior or future period. We have not quantified the amount of such limitations, if any.

Off-Balance Sheet Arrangements

We did not have, for the periods presented, and we do not currently have, any off-balance sheet financing arrangements or any relationships with unconsolidated entities or financial partnerships, including entities sometimes referred to as structured finance or special purpose entities, that were established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Internal Control Over Financial Reporting

Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. Under standards established by the Public Company Accounting Oversight Board, or PCAOB, a deficiency in internal control over financial reporting exists when the design or operation of a control does not allow management or personnel, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis. The PCAOB defines a material weakness as a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of annual or interim financial statements will not be prevented, or detected and corrected, on a timely basis.

Qualitative and Quantitative Disclosures About Market Risk

Concentration of Credit Risk

We received approximately 96% and 85% of our total revenue through grants from government organizations for the years ended December 31, 2020 and 2019, respectively, and approximately 100% and 92% of our total revenue through grants from government organizations for the nine months ended September 30, 2021 and 2020, respectively. We received approximately 4% and 12% of our total revenue through a grant from a non-government organization for the years ended December 31, 2020 and 2019, respectively, and approximately 0% and 8% of our total revenue through a grant from a non-government organization for the nine months ended September 30, 2021 and 2020, respectively. To date, no receivables have been written off.

Interest Rate Risk

As of September 30, 2021 and December 31, 2020, we had a cash balance of $10.8 million and $12.6 million, respectively, all of which was maintained in bank accounts and money market funds in the U.S. Our primary exposure to market risk is to interest income volatility, which is affected by changes in the general level of interest rates. As such rates are at a near record low, a 10% change in the market interest rates would not have a material effect on our business, financial condition or results of operations.

Foreign Currency Risk

We conduct our business in U.S. dollars and, thus, are not exposed to financial risks from exchange rate fluctuations between the U.S. dollar and other currencies.

Critical Accounting Policies and Estimates

We have prepared our consolidated financial statements in accordance with GAAP. Our preparation of these consolidated financial statements requires us to make estimates, assumptions and judgments that affect the reported amounts of assets, liabilities, revenue, expenses and related disclosures. We evaluate our estimates and judgments on an ongoing basis. We base our estimates on historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results could therefore differ materially from these estimates under different assumptions or conditions.

While our significant accounting policies are described in more detail in Note 2 to our audited and unaudited condensed consolidated financial statements included in the proxy statement/prospectus filed with the SEC on September 24, 2021, we believe the following accounting policies to be critical to the judgments and estimates used in the preparation of our consolidated financial statements.

Revenue Recognition

Our revenue is primarily generated through grants from government and other (non-government) organizations.

Grant revenue is recognized for the period that the research and development services occur, as qualifying expenses are incurred or conditions of the grants are met. We concluded that payments received under these grants represent conditional, nonreciprocal contributions, as described in ASC 958, Not-for-Profit Entities, and that the grants are not within the scope of ASC 606, Revenue from Contracts with Customers, as the organizations providing the grants do not meet the definition of a customer. Expenses for grants are tracked by using a project code specific to the grant, and the employees also track hours worked by using the project code.

Stock-Based Compensation

We recognize compensation cost relating to stock-based payment transactions using a fair-value measurement method, which requires all stock-based payments to employees, directors, and non-employee consultants, including grants of stock options, to be recognized in operating results as compensation expense based on fair value over the requisite service period of the awards. We hired an independent third-party valuation firm, beginning in 2017, to determine the fair value of our common stock, which we then used to determine the fair value of our stock-based awards using the Black-Scholes option-pricing model, which uses both historical and current market data to estimate fair value. The method incorporates various assumptions, such as the value of the underlying common stock, the risk-free interest rate, expected volatility, expected dividend yield and expected life of the options. For awards with performance-based vesting criteria, we estimate the probability of achievement of the performance criteria and recognizes compensation expense related to those awards expected to vest. No awards may have a term in excess of ten years. Forfeitures are recorded when they occur. Stock-based compensation expense is classified in our consolidated statements of operations based on the function to which the related services are provided. We recognize stock-based compensation expense over the expected term.

In addition to considering the results of the independent third-party valuations, our board of directors considered various objective and subjective factors to determine the fair value of our common shares as of each grant date, which may be a date other than the most recent independent third-party valuation date, including:

●	the prices at which we most-recently sold preferred shares and the superior rights and preferences of the preferred shares relative to our common shares at the time of each grant;

●	the lack of liquidity of our equity as a private company;

●	our stage of development and business strategy and the material risks related to our business and industry;

●	our financial condition and operating results, including our levels of available capital resources and forecasted results;

●	developments in our business, including the achievement of milestones such as entering into partnering agreements;

●	the valuation of publicly traded companies in the life sciences, biopharmaceutical and healthcare technology sectors, as well as recently completed mergers and acquisitions of peer companies;

●	any external market conditions affecting our industry, and trends within our industry;

●	the likelihood of achieving a liquidity event for the holders of our preferred shares and holders of our common shares, such as an initial public offering, or IPO, or a sale of our company, given prevailing market conditions; and

●	the analysis of IPOs and the market performance of similar companies in our industry.

The assumptions underlying these valuations represented management’s best estimates, which involved inherent uncertainties and the application of management’s judgment. As a result, if factors or expected outcomes change and we use significantly different assumptions or estimates, the fair value of our common shares and our stock-based compensation expense could be materially different.

Following the completion of the merger, the fair value of our common shares will be determined based on the quoted market price of our common shares.

See Note 11 to our consolidated financial statements and Note 11 to our unaudited condensed consolidated financial statements, included in the proxy statement/prospectus filed with the SEC on September 24, 2021, for information concerning certain specific assumptions we used in applying the Black-Scholes option pricing model to determine the estimated fair value of our stock options granted for the years ended December 31, 2020 and 2019, and for the nine months ended September 30, 2021 and 2020.

Stock-based compensation expense was $1.3 million and $0.4 million for the years ended December 31, 2020 and 2019, respectively. Stock-based compensation expense was $1.7 million and $1.0 million for the nine months ended September 30, 2021 and 2020, respectively. As of September 30, 2021, we had $4.2 million of total unrecognized stock-based compensation cost related to non-vested options, which we expect to recognize in future operating results over a weighted-average period of 2.34 years.

Common Stock Valuations

We are required to periodically estimate the fair value of our common stock with the assistance of an independent third-party valuation firm, as discussed above, when issuing stock options and computing our estimated stock-based compensation expense. The assumptions underlying these valuations represented our best estimates, which involved inherent uncertainties and the application of significant levels of our judgment.

In order to determine the fair value of our common stock, we considered, among other items, previous transactions involving the sale of our securities, our business, financial condition and results of operations, economic and industry trends, the market performance of comparable publicly traded companies, and the lack of marketability of our common stock.

Lease Liabilities and Right-of Use Assets

We are party to certain contractual arrangements for equipment, lab space, and an animal facility, which meet the definition of leases under ASC 842. In accordance with ASC 842, we have, as of January 1, 2018 (the date of adoption), recorded right-of-use assets and related lease liabilities for the present value of the lease payments over the lease terms. We utilized the practical expedient regarding lease and non-lease components and have combined such items into a single combined component. Our incremental borrowing rate was used in the calculation of our right-of-use assets and lease liabilities.

Recently Issued Accounting Pronouncements

A description of recently issued accounting pronouncements that may potentially impact our financial position and results of operations is disclosed in Note 3 to our audited and unaudited condensed consolidated financial statements, included in the proxy statement/prospectus filed with the SEC on September 24, 2021.

Impact of the COVID-19 Pandemic

In March 2020, the World Health Organization declared the outbreak of a novel coronavirus, or COVID-19, as a pandemic, which continues to spread throughout the U.S. and worldwide. As with many companies around the world, our day-to-day operations were disrupted with the imposition of work from home policies and requirements for physical distancing for any personnel present in our offices and laboratories. The pandemic has also disrupted our activities as shelter-in-place orders, quarantines, supply chain disruptions, travel restrictions and other public health safety measures have impacted our ability to interact with our existing and potential partners for our activities. However, the COVID-19 pandemic did not materially impact our business, operating results or financial condition, and is not F/S say that it is uncertain about the future. There is significant uncertainty as to the trajectory of the pandemic and its impacts on our business in the future. We could be materially and adversely affected by the risks, or the public perception of the risks, related to the COVID-19 pandemic or similar public health crises. Such crises could adversely impact our ability to conduct on-site laboratory activities, expand our laboratory facilities, secure critical supplies such as reagents, laboratory tools or immunized animals required for discovery research activities, and hire and retain key personnel. The ultimate extent of the impact of any epidemic, pandemic, outbreak, or other public health crisis on our business, financial condition and results of operations will depend on future developments, which are highly uncertain and cannot be predicted, including new information that may emerge concerning the severity of such epidemic, pandemic, outbreak, or other public health crisis and actions taken to contain or prevent the further spread, among others. Accordingly, we cannot predict the extent to which our business, financial condition and results of operations will be affected. We remain focused on maintaining our operations, liquidity and financial flexibility and continue to monitor developments as we deal with the disruptions and uncertainties from the COVID-19 pandemic.

JOBS Act Accounting Election

We qualify as an “emerging growth company” as defined in the JOBS Act. An emerging growth company may take advantage of reduced reporting requirements that are not otherwise applicable to public companies. These provisions include, but are not limited to:

●	being permitted to present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations in the proxy statement/prospectus filed with the SEC on September 24, 2021;

●	not being required to comply with the auditor attestation requirements on the effectiveness of our internal controls over financial reporting;

●	not being required to comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis);

●	reduced disclosure obligations regarding executive compensation arrangements; and

●	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We may use these provisions until the last day of our fiscal year in which the fifth anniversary of the completion of our initial public offering occurs. However, if certain events occur prior to the end of such five-year period, including if we become a “large accelerated filer,” our annual gross revenue exceeds $1.07 billion, or we issue more than $1.0 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company prior to the end of such five-year period.

We have elected to take advantage of certain of the reduced disclosure obligations in the registration statement of which the proxy statement/prospectus filed with the SEC on September 24, 2021 is a part and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information that we provide to our shareholders may be different than the information you receive from other public companies in which you hold stock.

The JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards, until those standards apply to private companies. We have elected to take advantage of the benefits of this extended transition period and, therefore, we will not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards. Until the date that we are no longer an emerging growth company or affirmatively and irrevocably opt out of the exemption provided by Section 7(a)(2)(B) of the Securities Act upon issuance of a new or revised accounting standard that applies to our financial statements and that has a different effective date for public and private companies, we will disclose the date on which we will adopt the recently issued accounting standard.